CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-107913 on Form S-8 of ArvinMeritor, Inc. of our report dated June 15, 2006 (June 27, 2007, as to the effect of the change in presentation of investments described in Note 2) (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the adjustment to retrospectively apply the change in accounting described in Note 2 to the financial statements), appearing in this Annual Report on Form 11-K of the ArvinMeritor, Inc. Savings Plan for the year ended December 31, 2006.

/s/ DELOITTE & TOUCHE LLP

Detroit, Michigan

June 27, 2007

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